Exhibit 99.1 Earnings Release


For Immediate Release

For additional information contact:
Michael W. Shelton, Senior Vice President
Phone:   336-369-0900

                       FNB Financial Services Corporation
                    Reports 16% Quarterly Earnings Increase;
                         Tops Billion Dollar Asset Mark

GREENSBORO, N.C.--(BUSINESS WIRE)--October 18, 2005--FNB Financial Services Corporation (NASDAQ/NMS: FNBF)("FNB"), parent of FNB Southeast (the "Bank"), today reported third quarter 2005 net income of $2.22 million and earnings for the first nine months of $6.40 million. This represents 2005 earnings per diluted share of $0.31 and $0.89, respectively. FNB earned $1.91 million in the third quarter of 2004 and $6.32 million for the first nine months a year ago. Excluding a one-time after-tax gain of $548,000 from the sale of a banking operation in the second quarter of 2004, year to date earnings for 2005 increased 10.8%. FNB's third quarter 2005 results produced an annualized return on average assets of 0.88% and an annualized return on average equity of 11.96%, compared with prior year results of 0.92% and 11.28%, respectively.

"We are excited about achieving our billion dollar goal," noted Ernest J. Sewell, Vice Chairman, President and Chief Executive Officer. "Begun in 1910 as a rural bank, FNB has built strong relationships with its customers and has evolved into a highly successful financial services company." Interest income was $16.49 million and $11.28 million for the three months ended September 30, 2005 and 2004, respectively. On a year-to-date basis, interest income amounted to $44.93 million in 2005 and $32.15 million in 2004. Interest expense totaled $6.69 million in the 2005 third quarter, an increase of $2.80 million from one year earlier. Interest expense on deposits was $5.84 million in the current quarter, compared to $3.54 million for the same quarter a year ago. The current rising interest rate environment, combined with a 17.5% increase in average interest-bearing deposits over the third quarter of 2004, is the principal source of this increase in deposit interest expense.

FNB recorded provisions for credit losses of $1.19 million and $285,000 for the three months ended September 30, 2005 and 2004, respectively. The provision for the third quarter of 2005 included special provisions of approximately $900,000 related to the reclassification of risk grades of certain loans in the Bank's Harrisonburg, VA Region loan portfolio, as previously announced in a press release dated September 16, 2005.

Excluding a one-time pre-tax gain of $825,000 from the sale of a banking operation in the second quarter of 2004, noninterest income year to date for 2005 increased 7.0% over the same period a year ago. Noninterest income totaled $1.73 million in the third quarter of

2005, compared with $1.70 million for the same period a year ago. Noninterest expense totaled $6.99 million for the third quarter of 2005, compared with $5.97 million for the same period in 2004. Expense items significantly contributing to this increase include personnel expense, occupancy and equipment expense, and other items related to FNB's continued growth and expansion.

Pressley A. Ridgill, President and Chief Operating Officer of FNB Southeast, commented: "FNB is now in an elite group of community banks. We have assembled a team of talented individuals who give us confidence about future growth and we look forward to continuing the tradition of service to our customers."

As of September 30, 2005 assets were $1.01 billion, a $146.4 million, or 16.9%, increase during the first nine months of 2005. Outstanding loans totaled $771.4 million at the end of the current quarter compared to $663.4 million at December 31, 2004. Net credit losses for the third quarter of 2005 amounted to $422,000, or 0.22% of average outstanding loans on an annualized basis, compared to 0.08% recorded in the 2004 third quarter. Nonperforming assets continue to trend downward, declining to $5.59 million at September 30, 2005 and represents a 40.0% decrease from a year ago. The allowance for credit losses to outstanding loans was 1.21% at September 30, 2005, compared to 1.15% one year earlier.

Deposits at September 30, 2005 were $829.8 million, compared with $723.9 million one year earlier. Other borrowings were $72.2 million and $47.8 million at September 30, 2005 and 2004, respectively. Shareholders' equity increased 7.7%, from $69.3 million at September 30, 2004 to $74.6 million at the end of the current period. During 2005, FNB repurchased 44,920 shares of its common stock at an average cost of $17.99. In May 2005, FNB completed a five-for-four common stock split effected in the form of a 25 percent stock dividend. Relevant information has been restated to reflect this action.

FNB Financial Services Corporation is a financial holding company with one subsidiary, FNB Southeast, a North Carolina chartered commercial bank. FNB Southeast currently operates 17 banking offices located in North Carolina and Virginia. FNB Southeast Mortgage Corporation and FNB Southeast Investment Services, Inc. are operating subsidiaries of FNB Southeast.

Information in this press release may contain "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition. Additional factors that could cause actual results to differ materially are discussed in FNB's recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K and its other periodic reports.

FINANCIAL SUMMARY
-----------------


                                                                                      Third           Nine Months Ended
                                              2005                     2004          Quarter             September 30
                                ----------------------------    ------------------  2005-2004   ----------------------------
                                 Third      Second     First      Fourth    Third    Percent                        Percent
                                Quarter    Quarter    Quarter    Quarter   Quarter   Variance     2005      2004    Variance
                                -------    -------    -------    -------   -------   --------     ----      ----    --------
Average Balances
(Dollars in thousands)

Assets                          $996,274   $954,786  $899,083   $851,696  $830,732      19.9%   $950,406  $803,455     18.3%
Loans                            767,524    737,735   691,180    646,078   619,178      24.0     732,426   602,591     21.5
Investment securities            162,760    153,411   141,963    142,290   138,554      17.5     152,778   139,151      9.8
Earning assets                   939,458    899,522   842,142    797,623   776,481      21.0     895,167   752,852     18.9
Noninterest-bearing deposits      87,335     86,656    78,685     78,260    77,690      12.4      84,257    74,856     12.6
Interest-bearing deposits        729,740    694,494   659,834    649,198   621,170      17.5     694,945   581,771     19.5
Interest-bearing liabilities     821,369    781,663   736,051    695,436   675,685      21.6     780,007   651,922     19.6
Shareholders' equity              73,592     72,154    70,820     69,666    67,827       8.5      72,199    67,288      7.3

Period-End Balances
(Dollars in thousands)

Assets                        $1,011,778   $979,446  $920,520   $865,335  $844,646      19.8%
Loans                            771,359    763,255   713,310    663,425   641,057      20.3
Investment securities            178,422    155,568   144,666    141,603   145,800      22.4
Earning assets                   954,139    924,506   860,575    807,482   789,233      20.9
Noninterest-bearing deposits      88,809     95,335    84,707     78,810    75,614      17.5
Interest-bearing deposits        741,021    716,031   682,792    645,475   648,281      14.3
Interest-bearing liabilities     839,032    805,184   758,375    712,009   696,079      20.5
Shareholders' equity              74,605     73,360    71,386     70,430    69,273       7.7

Asset Quality Data
(Dollars in thousands)

Nonperforming loans               $4,108     $4,002    $2,613     $3,515    $4,354                $4,108    $4,354
Other nonperforming assets         1,485      2,554     5,357      5,559     4,966                 1,485     4,966
Net credit losses                    422        102       189        318       127                   713       728
Allowance for credit losses        9,333      8,380     7,843      7,352     7,341                 9,333     7,341
Nonperforming loans
   to outstanding loans             0.53%      0.52%     0.37%      0.53%     0.68%                 0.53%     0.68%
Annualized net credit losses
   to average loans                 0.22       0.06      0.11       0.20      0.08                  0.29      0.16
Allowance for credit losses
   to outstanding loans             1.21       1.10      1.10       1.11      1.15                  1.21      1.15
Allowance for credit losses
   to nonperforming loans           2.27X      2.09X     3.00X      2.09X     1.69X                 2.27X     1.69X


FINANCIAL SUMMARY
-----------------


                                                                                          Third           Nine Months Ended
                                              2005                        2004           Quarter             September 30
                                  ------------------------------   ------------------   2005-2004   -----------------------------
                                   Third      Second      First     Fourth     Third     Percent                         Percent
                                  Quarter    Quarter     Quarter   Quarter    Quarter    Variance     2005       2004    Variance
                                  -------    -------     -------   -------    -------    --------     ----       ----    --------
Income Statement Data
(Dollars in thousands, except share data)

Interest income:
   Loans                           $14,917    $13,630    $12,102   $11,081    $10,030       48.7%   $40,649    $28,528      42.5%
   Other                             1,575      1,431      1,275     1,236      1,245       26.5      4,282      3,626      18.1
                                     -----      -----      -----     -----      -----                 -----      -----
      Total interest income         16,492     15,061     13,377    12,317     11,275       46.3     44,931     32,154      39.7
Interest expense                     6,690      5,975      4,864     4,211      3,891       71.9     17,529     10,876      61.2
                                     -----      -----      -----     -----      -----                ------     ------
Net interest income                  9,802      9,086      8,513     8,106      7,384       32.7     27,402     21,278      28.8
Provision for credit losses          1,187        638        680       330        285      316.5      2,505        945     165.1
                                     -----        ---        ---       ---        ---                 -----        ---
Net interest income after
   provision for credit losses       8,615      8,448      7,833     7,776      7,099       21.4     24,897     20,333      22.4
Noninterest income                   1,734      1,815      2,138     1,945      1,695        2.3      5,687      6,140      (7.4)
Noninterest expense                  6,993      7,045      6,892     6,760      5,969       17.2     20,930     17,005      23.1
                                     -----      -----      -----     -----      -----                ------     ------
Income before income tax expense     3,356      3,218      3,079     2,961      2,825       18.8      9,654      9,468       2.0
Income tax expense                   1,138      1,083      1,036       941        913       24.6      3,257      3,148       3.5
                                     -----      -----      -----       ---        ---                 -----      -----
Net income                          $2,218     $2,135     $2,043    $2,020     $1,912       16.0     $6,397     $6,320       1.2
                                    ======     ======     ======    ======     ======                ======     ======

Net income per share:
   Basic                             $0.32      $0.30      $0.30     $0.30      $0.28       14.3%     $0.92      $0.92       0.0%
   Diluted                           $0.31      $0.29      $0.29     $0.28      $0.27       14.8%     $0.89      $0.89       0.0%
Cash dividends per share             $0.11      $0.11      $0.11     $0.11      $0.10       10.0%     $0.33      $0.30      10.0%

Other Data

Return on average assets              0.88%      0.90%      0.92%     0.95%      0.92%                 0.90%      1.05%
Return on average equity             11.96      11.87      11.71     11.60      11.28                 11.85      12.52
Net yield on earning assets           4.21       4.12       4.18      4.15       3.90                  4.16       3.86
Efficiency                           59.77      63.67      63.73     66.17      64.48                 62.33      60.86
Net interest position
   to total assets*                  11.85      12.34      11.80     12.00      12.13                 12.12      12.56
Equity to assets                      7.39       7.56       7.88      8.18       8.16                  7.60       8.37
Loans to assets                      77.04      77.27      76.88     75.86      74.53                 77.06      75.00
Loans to deposits                    93.94      94.44      93.59     88.81      88.60                 94.00      91.77
Noninterest - bearing deposits
   to total deposits                 10.69      11.09      10.65     10.76      11.12                 10.81      11.40


*Net interest position is average earning assets less average interest-bearing liabilities.

NOTE: Per share data have been adjusted for the five-for-four (5:4) stock split, effected as a 25% stock dividend, effective May 31, 2005.

COMMON STOCK - PER SHARE
------------------------

                                                 2005                        2004
                                 ----------------------------------   --------------------
                                  Third        Second       First      Fourth      Third
                                 Quarter       Quarter      Quarter    Quarter     Quarter
                                 -------       -------      -------    -------     -------
Market value:
   End of period                    $17.58       $18.39      $18.00     $18.24      $15.40
   High                              18.52        20.25       18.74      18.68       15.58
   Low                               16.56        16.82       16.66      15.03       13.10
Book value                           10.60        10.49       10.22      10.15       10.12
Dividend                              0.11         0.11        0.11       0.11        0.10
Shares traded                      194,165      263,966     504,388    829,240     690,955

NOTE: Per share data have been adjusted for the five-for-four (5:4) stock split, effected as a 25% stock dividend, effective May 31, 2005.